Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Final Agreement June 1, 2010

Second Amendment
     THIS SECOND AMENDMENT (the “Amendment”) is made as of June 1, 2010 by and between ASTRAZENECA AB, a company organized under the laws of Sweden having its principal place of business at SE-151 85 Södertälje, Sweden (“ASTRAZENECA”) and THE MEDICINES COMPANY, a company organized under the laws of Delaware having its principal place of business at 8 Sylvan Way, Parsippany, NJ 07054 (“TMC”). ASTRAZENECA and TMC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, ASTRAZENECA and TMC are the parties to that certain License Agreement entered into as of the 18th day of December 2003, as heretofore amended effective as of July 6, 2007, the “Agreement”, relating to ASTRAZENECA’s selective inhibition ADP compound known as Cangrelor.
     WHEREAS, ASTRAZENECA and TMC desire to amend the Agreement on the terms set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:
1	The Agreement is amended to add the following new definitions.

1.1	“Amendment Effective Date” shall mean June 1, 2010.

1.2	“Bridging Study” shall have the meaning set forth in Article 3.4.3 (b).

1.3	“Cangrelor” shall mean the Compound in such formulation for intravenous administration as has been developed by TMC.

1.4	“CHAMPION-PHOENIX Study” shall mean a repeat phase III prospective, randomised, double blind, standard clopidogrel care controlled, parallel group, superiority study in which the primary objective is to demonstrate that the efficacy of Cangrelor (combined with 600mg of clopidogrel) is superior to that of usual care, in patients requiring percutaneous coronary intervention (PCI) as measured by a composite of all cause mortality, myocardial infarction (MI), IDR and stent thrombosis which will be performed under US IND 56,812.

1.5	“Change of Control” means an event in which:
1.5.1	[**] or any of its Affiliates or a successor of any such entity (collectively referred to herein as ” [**]”) (a)comes in possession, directly or indirectly, of the power to direct the management or polices of TMC, whether through ownership of voting securities, by contract or otherwise, or (b) acquires beneficial ownership, directly or indirectly, of securities of TMC representing more than fifty percent (50%) of the voting power of the then outstanding securities of TMC, or

1.5.2	TMC sells to [**], directly or indirectly, in one or more transactions, properties or assets (i) representing more than fifty percent (50%) of TMC’s consolidated total assets or (ii) from which more than fifty percent (50%) of TMC’s consolidated operating income for its most recent fiscal year was derived.
1.6	“Ticagrelor Product” shall mean ASTRAZENECA’s pharmaceutical product containing the pharmaceutical compound known as ticagrelor, a reversibly binding oral P2Y12 adenosine diphosphate (ADP) receptor antagonist.

2	The following Articles of the Agreement are hereby amended as follows:
2.1	A new Article 3.3.4 is added reading:
     “ASTRAZENECA will not be able to provide any regulatory assistance under the Agreement after December 31, 2010 and, notwithstanding anything set forth in the Agreement, any remaining obligations of ASTRAZENECA to assist TMC shall then cease.”
2.2	A new Article 3.4.3 is added reading:
“Without prejudice to the generality of Articles 3.4.1 and 3.4.2, as a part of the development of Cangrelor TMC shall:
(a)	as soon as practicable following the Amendment Effective Date, initiate the CHAMPION-PHOENIX Study and use Commercially Reasonable Efforts to conduct the study in a diligent and expeditious manner. Without prejudice to the immediately preceding sentence, should ASTRAZENECA require by giving notice no later than two (2) months of the Amendment Effective Date, TMC shall, whichever ASTRAZENECA may require, include in the CHAMPION-PHOENIX Study (i) such number of patients from either of Korea or Thailand, or both, that TMC has specified by giving notice to ASTRAZENECA that TMC desires to include in patient enrolment in the CHAMPION-PHOENIX Study, and/or (ii) such number of patients from either of China or Taiwan, or both, that ASTRAZENECA at its discretion considers sufficient to obtain approved NDAs in such countries. The costs for any patient included as described under (i) shall be carried by TMC and the costs for any patient included as described under (ii) shall be carried by ASTRAZENECA. TMC shall give such notice of number of patients mentioned under (i) within two (2) weeks of the Amendment Effective Date but, without prejudice to ASTRAZENECA’s rights hereunder in this regard, ASTRAZENECA shall always have the right to provide its notice insofar it relates to the countries under (i) within no less than six (6) weeks of the date of receipt of TMC’s notice.

Notwithstanding the foregoing, ASTRAZENECA shall have the right to withdraw its request under (ii) at any time regarding either or both countries. In case of such ASTRAZENECA’s withdrawal, TMC shall as soon as reasonably possible, with full account taken to patient safety, study ethics and Good Clinical Practice, terminate the CHAMPION-PHOENIX Study in either or both, as notified by ASTRAZENECA, of those countries. ASTRAZENECA shall then carry no further liability for any costs stated

in this Article 3.4.3 (a) other than those relating to reasonably non-cancellable expenses committed to by TMC at the date of ASTRAZENECA’s withdrawal of such request for completing the study in such country in accordance with the immediately preceding sentence.

For the purpose of this Article 3.4.3 a) “costs” shall mean all expenses paid relating specifically to the CHAMPION-PHOENIX Study to Third Parties (or payable to Third Parties and accrued in accordance with TMC’s accounting standards as generally and consistently applied throughout TMC’s organization) by TMC, and which costs cannot be reasonably incurred by TMC using its own internal resource or FTEs or consultants otherwise engaged by TMC in connection with activities outside the scope of the Agreement; and

(b)	perform a pharmacokinetics/pharmacodynamics study with Cangrelor and the Ticagrelor Product (the “Bridging Study”). The Bridging Study shall be completed before the submission of the first NDA for Cangrelor with the aim that the results could be included in all NDAs and other regulatory submissions in the Territory. TMC shall provide ASTRAZENECA with proposals for the study protocol and budget for performing the Bridging Study and the Parties shall in good faith discuss and agree upon the definitive protocol and budget. ASTRAZENECA shall have the right to request expansions or additional arms of the Bridging Study and TMC will include such reasonable expansions or additional arms in the study. The Parties shall jointly analyse and interpret the results of the Bridging Study and in good faith discuss the label strategy. TMC shall bear the costs for performing the study, including expansions or additional arms required by ASTRAZENECA, up to U.S. Dollars one million ($1,000, 000) (the “Cap”). ASTRAZENECA will reimburse TMC for verified costs exceeding the Cap incurred as a result of the performance of the Bridging Study, including expansions or additional arms required by ASTRAZENECA. For the purpose of this Article 3.4.3 b) “costs” shall mean all expenses paid relating specifically to the Bridging Study to Third Parties (or payable to Third Parties and accrued in accordance with TMC’s accounting standards as generally and consistently applied throughout TMC’s organization) by TMC, and which costs cannot be reasonably incurred by TMC using its own internal resource or FTEs or consultants otherwise engaged by TMC in connection with activities outside the scope of the Agreement.

2.3	Article 3.7.2 is modified to read as follows:

“TMC shall use Commercial Reasonable Efforts to diligently and expeditiously file NDAs in the United States and all other Major Markets.”

2.4	Article 3.7.3 is deleted.

2.5	The reference to Article 3.7.2 (a) in Article 3.8.1 b) is amended to refer to Article 3.7.2, as amended in this Amendment. Article 3.8.1 c) is deleted.

2.6	A new Article 3.10 is added reading.

“ASTRAZENECA shall have the option to obtain from TMC critical care strategic and secondary detail support for the promotion of the Ticagrelor Product in the United States on a fee-for-service basis on a then prevailing market rate. If and when ASTRAZENECA exercises this option, the Parties shall in good faith discuss and agree (subject to all applicable laws and regulations) upon the detailed terms for a Commercial Assistance Agreement under which TMC shall provide to ASTRAZENECA the support described above based on the terms attached hereto Schedule 1.”

2.7	A new Article 5.1.5. is added reading:

“In addition to Articles 5.1.1 to 5.1.4, TMC shall prepare and maintain complete and accurate records and reports regarding the development of Cangrelor. ASTRAZENECA shall have the right from time to time and upon reasonable prior notice to TMC to examine TMC’s records regarding such activities. TMC shall provide ASTRAZENECA with a quarterly report on the progress in the development of Cangrelor in the Territory in order to keep ASTRAZENECA informed of its progress. Such report shall cover general information on TMC’s development activities in the previous Quarter, a summary of the activities planned in the next Quarter, and a timetable of planned and actual submissions for NDAs. Notwithstanding the foregoing, TMC shall provide to ASTRAZENECA interim analysis, if available, and summaries of the results of the CHAMPION-PHOENIX Study and the Bridging Study as well as other studies performed by or on behalf of TMC in relation to Cangrelor promptly upon completion of the studies. AstraZeneca shall only use the information provided pursuant to this Article 5.1.5 for the purpose of ensuring that TMC is complying with its obligations under the Agreement and may only share such information internally consistent with Article 11.1.”.

2.8	A new Article 6.1 A is added reading:

“Amendment Fee.

In consideration of the agreements set forth in this Amendment, TMC shall pay to ASTRAZENECA a non-refundable amendment fee of U.S. Dollars [**] within thirty (30) calendar days following the Amendment Effective Date.”

2.9	A new Article 6.1.4 is added reading:

“TMC shall make each of the milestone payments indicated below to ASTRAZENECA when cumulative Net Sales across all indications in the Territory first reach the specified dollar values in any Calendar Year. For clarity, each such milestone payment shall be non-refundable against any other payment due under this agreement:

Annual Net Sales in the Territory	Milestone payment
USD [**] ($[**])	USD [**] ($[**])

USD [**] ($[**])	USD [**] ($[**])

USD [**] ($[**])	USD [**] ($[**])

USD [**] ($[**])	USD [**] ($[**])
The sales related payments shall be paid at the end of the Quarter in which the relevant Net Sales threshold was achieved at the same time as TMC pays the royalties due for that Quarter. Each milestone in this section shall be paid only once, and the maximum total amount of the payment to ASTRAZENECA pursuant to this Article 6.1.4 shall be fifty million dollars ($50,000,000). For clarity, if cumulative annual Net Sales of Products in a calendar year satisfies more than one milestone event set forth above, the payment shall be made for each such payment event that has been satisfied.”
2.10	The table under Article 6.2.1 is modified to read as follows:

Annual Net Sales in the Territory	Royalty Rate
a) up to USD [**] ($ [**])	[**] percent ([**]%)

b) above USD [**] ($[**]) and up to USD [**] ($[**])	[**] percent ([**]%)

c) above USD [**] ($[**]) and up to USD [**] ($[**])	[**] percent ([**]%)

d) above USD [**] ($[**]) and up to USD [**] ($[**])	[**] percent ([**]%)

e) above USD [**] ($[**])	[**] percent ([**]%)
2.11	Wire Transfer Instructions
Article 6.9.1 is amended as follows:
    All payments to AstraZeneca pursuant to this Agreement shall be remitted from the United States by wire transfer to the following bank account of AstraZeneca or such other account as AstraZeneca may designate in writing to TMC:
BANK ACCOUNT

Beneficiary:	AstraZeneca AB

Bank Name:	[**]

Account Number:	[**]

Swift:	[**]

IBAN:	[**]

2.12	A new Article 14.3 A is added reading:

“Termination for Change of Control of TMC. In the event that TMC undergoes a Change of Control during such time as [**] is developing or commercialising the pharmaceutical product known as [**] in any country in the world, TMC shall promptly notify ASTRAZENECA in writing and ASTRAZENECA shall have the right to terminate the Agreement by written notice to TMC within one hundred twenty (120) days following the receipt of the notice from TMC. The termination shall become effective upon TMC’s receipt of the termination notice..”

2.13	The second paragraph of Article 15.1 is modified to read:

“Upon termination of this Agreement by TMC pursuant to Article 14.2 or by ASTRAZENECA pursuant to Articles 14.3 or 14.3A or by ASTRAZENECA in a certain country pursuant to Article 3.8, the license granted under Article 2.1 regarding the country (ies) contemplated by the termination concerned shall cease, and TMC shall regarding the Territory or country concerned, whichever is applicable:”

3	No Other Amendments. Except as expressly amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

4	Mutual Representations and Warranties. Each Party represents and warrants to the other as of the date hereof that:
     (a) Corporate Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof.
     (b) Due Authorization. It is duly authorized to execute and deliver this Amendment and to perform its obligations hereunder, and the person executing this

Amendment on its behalf has been duly authorized to do so by all requisite corporate action.
     (c) Binding Agreement. This Amendment is legally binding upon it and enforceable against it in accordance with its terms.
5	Headings. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6	Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. The Agreement together with this Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement, as amended. Each Party confirms that it is not relying on any statements, representations, warranties or covenants of any person (whether a Party to this Agreement or not) except as specifically set out in the Agreement as amended. Nothing in this Amendment is intended to limit or exclude any liability for fraud. All Schedules referred to in this Amendment are intended to be and are hereby specifically incorporated into and made a part of the Agreement. The Parties hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

7	Counterparts; Facsimile Signatures. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Amendment may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

8	Governing Law and Disputes. This Amendment shall be governed by the laws of the Agreement and any dispute arising out of or in connection with this Amendment shall be settled in accordance with the procedure provided for in the Agreement.
[Signature page follows.]

     In Witness Whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

THE MEDICINES COMPANY		ASTRAZENECA AB(PUBL)

By:	/s/ Clive Meanwell	By:	/s/ Anders Burén

	Name: Clive Meanwell		Name: Anders Burén
	Title: Chairman & CEO		Title: Authorized Signatory